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                                                                     EXHIBIT 3.0

                                  MATTEL, INC.

                          CERTIFICATE OF DESIGNATIONS,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF
                         SPECIAL VOTING PREFERRED STOCK

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

  Mattel, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, does HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the
Corporation:

  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), there hereby is created, out of the 3,000,000 shares of Preferred Stock, par value $1.00 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation, to be designated "Special Voting Preferred Stock," consisting of one (1) share, which series shall have the following voting powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating optional and other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

  SECTION 1. DESIGNATION AND SIZE OF ISSUE; RANKING.

  (A). The designation of the series of Preferred Stock shall be "Special Voting Preferred Stock" (the "Special Voting Preferred Stock"), and the number of shares constituting the Special Voting Preferred Stock shall be one (1) share.

  (B). Any share of Special Voting Preferred Stock which at any time has been redeemed or otherwise reacquired by the Corporation shall, after such redemption or other acquisition, resume the status of authorized and unissued shares of Preferred Stock, without designation as to series until such share is once more designated as part of a particular series by the Board of Directors.

  (C). The share of Special Voting Preferred Stock shall rank senior, as to distribution of assets upon liquidation, to the shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), and junior to the Corporation's Series C Mandatorily Convertible Redeemable Preferred Stock and to any future series of Preferred Stock or shares of Preference Stock, par value $1.00 per share, of the Corporation (the "Preference Stock") issued by the Corporation after the effectiveness of this Certificate of Designations that by its terms ranks senior to the Special Voting Preferred Stock.

  SECTION 2. VOTING RIGHTS OF SPECIAL VOTING PREFERRED STOCK.

  (A). GENERAL. Except as otherwise required by law or the Certificate of Incorporation, the holder of record of the share of Special Voting Preferred Stock shall have a number of votes equal to the number of shares of Exchangeable Non-Voting Shares ("Exchangeable Shares") of Softkey
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Software Products Inc., an Ontario corporation ("Softkey"), outstanding from time to time which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation multiplied by the Exchange Ratio (as defined in Section 2.7(a) of the Agreement and Plan of Merger, dated as of December 13, 1998, among the Corporation and The Learning Company, Inc.), in each case for the election of directors and on all matters submitted generally to a vote of stockholders of the Corporation. For the purposes hereof, "control" (including the correlative meanings, the terms "controlled by" and "under common control of") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of voting securities, by contract or otherwise.

  (B). COMMON STOCK AND SPECIAL VOTING PREFERRED STOCK IDENTICAL IN
VOTING. Except as otherwise required by law or the Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Special Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

  SECTION 3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, and subject to any prior rights of holders of shares of any other series of Preferred Stock or of any series of Preference Stock, if the Special Voting Preferred Stock is then outstanding the holder thereof shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $10.00 before any distribution is made on the Common Stock or on any other stock of the Corporation ranking junior to the Special Voting Preferred Stock as to distribution of assets on liquidation, dissolution or winding-up. After payment of the full amount of the above liquidation preference of the outstanding share of Special Voting Preferred Stock, the holder of the share of Special Voting Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this Section 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with or into one or more other entities, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

  SECTION 4. DIVIDENDS. The holder of the Special Voting Preferred Stock shall not be entitled to receive any dividends, whether payable in cash, in property or in shares of capital stock of the Corporation.

  SECTION 5. SPECIAL VOTING PREFERRED STOCK. (A) Pursuant to the terms of that certain Agreement and Plan of Merger dated as of December 13, 1998, between The Learning Company, Inc. and the Corporation, one share of Special Voting Preferred Stock is being issued to the trustee (the "Trustee") under the Voting and Exchange Agreement made as of February 4, 1994 between The Learning Company, Inc. (under its previous corporate name, "SoftKey International, Inc."), and Softkey and CIBC Mellon Trust Company (under its previous name, "The R-M Trust Company"), as supplemented by the Voting and Exchange Trust Supplement, dated as of May 12, 1999, among the Corporation, The Learning Company, Inc., Softkey and the Trustee, as may be amended from time to time.

  (B). The holder of the share of Special Voting Preferred Stock is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

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  (C). At such time as the Special Voting Preferred Stock has no votes attached to it because there are no Exchangeable Shares of Softkey outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, and there are no shares of stock, debt, options or other agreements of Softkey which could give rise to the issuance of any Exchangeable Shares to any person (other than to the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Special Voting Preferred Stock shall be redeemed in accordance with Section 7 hereof.

  SECTION 6. CONVERSION OR EXCHANGE. The holder of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.

  SECTION 7. REDEMPTION. The share of Special Voting Preferred Stock shall not be subject to redemption, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), shall be outstanding, and there are no shares of stock, debt, options or other agreements of Softkey which could give rise to the issuance of any Exchangeable Shares to any person (other than to the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation), the Special Voting Preferred Stock shall automatically be redeemed by the Corporation for an amount equal to $10.00, due and payable upon such redemption.

  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 12th day of May, 1999.

                                          MATTEL, INC.

                                          By: /s/ Ned Mansour
                                              ---------------------------------
                                          Name:  Ned Mansour
                                          Title: President, Corporate Operations

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